Exhibit 10.22

October 25, 2002
Mr. Larry Stessel
Fax 240 358 0370

Mr. Stessel,


SLS International, Inc. would like to offer to you for consulting compensation 100,000 shares of our restricted common stock. A certificate will be sent to you immediately upon your acceptance to become a consultant.

As a consultant we will also include you in our employee stock option plan of 2000 and you will be awarded 250,000 options at the price of $.30 per option. Upon exercise of these options the underlying registered common stock shares will be free trading.

I look forward to our upcoming meetings.

Best Regards,

Sincerely,


/s/ John Gott
-----------------
John Gott
Pres./CEO


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                            Titan Entertainment Group
                            5133 Harding Rd..-PMB 182
                              Nashville, Tn. 37205
                               615 292-1189 Office
                                240 358 0370 Fax
                             lstessel@earthlink.net

Larry Stessel
Partner


October, 28 2002

Mr. John Gott
President/CEO
SLS International, Inc.
3119 South Scenic
Springfield, Mo.  65807

Dear John,

Please be advised that I hereby accept the consultancy to SLS International, Inc. on the same terms outlined in your letter to me dated October, 25, 2002.

I understand that 100,000 shares of the Company's restricted common stock shall be issued to me upon receipt of the Letter of Acceptance along with a certificate signifying the same. I shall also be included in the Company's stock option plan and shall be awarded an option to purchase 250,000 shares of the Company's common stock at the option price of $0.30 per share.

I look forward to working closely with you and the officers and directors of SLS to enhance shareholder value in the Company.

Sincerely,

/s/ Larry R. Stessel
---------------------
Larry R. Stessel